SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                         To Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 30, 2002

                            ONSITE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

        1-12738                                           33-0576371
(Commission File Number)                       (IRS Employer Identification No.)

             701 Palomar Airport Road, Suite 200, Carlsbad, CA 92009
               (Address of principal executive offices) (Zip Code)

                                 (760) 931-2400
              (Registrant's telephone number, including area code)



ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

    (i) Effective September 30, 2002, Onsite Energy Corporation ("Onsite") sold its rights to certain excess revenues under an Energy Services Agreement for $650,000 to its customer, a real estate trust. Under the Energy Services Agreement, Onsite provides certain services to the customer, which included collecting payments for electricity and electrical services. These revenues were deposited in a lock-box account and used to pay utility bills and other identified obligations, as set forth in the Energy Services Agreement, with any remaining revenues being distributed between Onsite and the customer. In exchange for $650,000, paid by the customer to Onsite, Onsite relinquished its right to its share of the remaining revenues. The purchase price was determined based on an analysis of the present value of Onsite's future share of the remaining revenues to be earned under the Energy Services Agreement, which was to terminate in or about 2019. While Onsite will continue to perform certain services under the Energy Services Agreement, the customer will assume responsibility for the maintenance of the lock-box account and payment of the obligations. The parties also acknowledged their mutual intent for the customer to engage a third party other than Onsite to perform the future services Onsite is continuing to perform under the Energy Services Agreement. Upon engagement of this third party, Onsite will no longer have any further obligations under the Energy Services Agreement.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


     (a) (b) and (c)   Not applicable.





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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   ONSITE ENERGY CORPORATION



Date:  October 14, 2002                        By: /S/ RICHARD T. SPERBERG
                                                  ------------------------------
                                                  Richard T. Sperberg, President